                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                          YEAR ENDED MARCH 31,                       NINE MONTHS ENDED DECEMBER 31,
                         ---------------------------------------------------------- ----------------------------------
                                          HISTORICAL                      PRO FORMA    HISTORICAL        PRO FORMA
                         ------------------------------------------------ --------- ----------------  ----------------
                           1991      1992      1993      1994      1995     1995      1994    1995      1994    1995
                         --------  --------  --------  --------  -------- --------- -------- -------  -------- -------
Earnings:
 Income (loss) before
  provision for income
  taxes and cumulative
  effect of accounting
  changes............... $(69,351) $ 16,798  $138,516  $147,187  $ 69,585 $ 44,581  $ 76,720 $22,455  $ 74,655 $25,857
 Adjust for:
 Minority interest
  income................  (18,996)     (137)      (44)   (2,912)    --       --        --       (670)    --       (670)
 Equity in undistributed
  earnings of
  affiliates............     (676)    6,487   (39,293)  (10,927)   21,585   21,585    14,609  (2,171)   14,609  (1,077)
 Plus:
 Interest expense.......   30,529    32,041    28,211    22,704    26,855   44,597    18,501  34,902    35,197  41,366
 Portion of rents
  representative of the
  interest factor.......   35,986    51,968    43,514    40,355    37,577   31,983    27,983  20,869    23,764  17,741
                         --------  --------  --------  --------  -------- --------  -------- -------  -------- -------
                         $(22,508) $107,157  $170,904  $196,407  $155,602 $142,746  $137,813 $75,385  $148,225 $83,217
                         --------  --------  --------  --------  -------- --------  -------- -------  -------- -------
Fixed Charges:
 Interest expense,
  including amount
  capitalized...........   31,541    32,659    28,869    23,084    27,022   44,764    18,642  35,237    35,338  41,701
 Portion of rents
  representative of the
  interest factor.......   35,986    51,968    43,514    40,355    37,577   31,983    27,983  20,869    23,764  17,741
                         --------  --------  --------  --------  -------- --------  -------- -------  -------- -------
                         $ 67,527  $ 84,627  $ 72,383  $ 63,439  $ 64,599 $ 76,747  $ 46,625 $56,106  $ 59,102 $59,442
                         --------  --------  --------  --------  -------- --------  -------- -------  -------- -------
Ratio of earnings to
 fixed charges..........    --         1.27      2.36      3.10      2.41     1.86      2.96    1.34      2.51    1.40
                         --------  --------  --------  --------  -------- --------  -------- -------  -------- -------
Earnings surplus .......    --     $ 22,530  $ 98,521  $132,968  $ 91,003 $ 65,999  $ 91,188 $19,279  $ 89,123 $23,775
                         ========  ========  ========  ========  ======== ========  ======== =======  ======== =======
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